                                                                    EXHIBIT 10.1


                  EMPLOYMENT AGREEMENT, dated as of April 14, 2000, between K2 Design, Inc., a company organized under the laws of the State of Delaware ("Company") and Gary W. Brown ("Executive").

                  WHEREAS, Executive desires to provide services to Company and Company desires to retain the services of Executive;

                  WHEREAS, Company and Executive desire to formalize the terms and conditions of Executive's employment with Company.

                  NOW, THEREFORE, Company and Executive hereby agree as follows:

          1.      Employment.

                  1.1 General. Company hereby employs Executive in the position of Executive Vice President and Chief Operating Officer reporting directly to the Chief Executive Officer of the Company. A description of Executive's duties is attached hereto as Schedule A. Executive shall also serve as a member of the Board of Directors of the Company.

                  1.2 Full-Time Position. Executive agrees that he will, at all times loyally and conscientiously, perform all of the duties and obligations required of and from him as Chief Operating Officer to the best of his ability, pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. Executive further agrees that during the term of his employment, he shall not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, which consent shall not be unreasonably withheld, and he will not directly or indirectly engage in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement will prevent Executive from owning securities of a corporation whose stock is listed on a national stock exchange; provided, however that Executive may only own up to one percent (1%) of the outstanding equity securities of a corporation in competition with the Company. Executive may also serve as a director to other companies which are not competitive with the Company, and any charitable, political or other not-for-profit activity, provided that such activities do not interfere with the performance of Executive's duties to Company and in no event exceed twelve (12) business days per year.

                  1.3 Location of Employment. Executive's principal place of employment during his employment with Company shall be in New York, New York.

                  1.4 Term of Employment. Executive's employment by the Company shall commence on April 14, 2000 and continue until March 31, 2002, unless Executive's employment is otherwise terminated earlier by the Company or Executive in accordance with Section 3 hereof (the "Employment Term"). This Agreement may be renewed at such time and on such terms as the parties may mutually agree in writing.

                  1.5 No Conflict with Prior Agreements. Executive represents and warrants that his performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation he has with or to any other party or entity, including without limitation any non-disclosure, confidentiality, non-competition, no solicitation or invention assignment agreements or obligations. Executive agrees to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any proven breach of such representations or warranties.

          2.      Compensation and Benefits.

                  2.1 Salary. Company will pay to Executive during the term of his employment under this Agreement, (i) a base salary at the annual rate of $225,000 per annum ("Base Salary"), payable in accordance with the Company's regular payroll practices, and (ii) additional compensation, if any, and benefits hereinafter set forth in this Section 2.

                  2.2 Executive Benefits. During the Employment Term, Executive shall also be entitled to the following benefits:

                  2.2.1 Expenses. Upon presentment of proper documentation and receipts, Company will promptly reimburse Executive for expenses he reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses).

                  2.2.2 The Company Plans. Executive will be entitled to participate in such employee benefit plans and programs as Company may from time to time offer or provide to its most-senior executives, provided that nothing herein shall give rise to any obligation on the part of the Company to adopt or maintain any such plans or programs.

                  2.2.3 Stock Options. Upon commencement of employment, Executive shall be issued pursuant to an agreement (the "Stock Option Agreement") an incentive stock option (the "Option") to purchase 263,000 shares of the Company's common stock, $0.01 par value per share ("Common Stock"), pursuant to the Company's 1997 Stock Incentive Plan (the "Stock Incentive Plan"). The exercise price for each share of Common Stock subject to the Option shall be the fair market of the stock on the date of grant. The Options shall vest over a period of two years as follows: (i) one-half on the first year anniversary of the date of grant; and (ii) one-half on the second anniversary of the date of grant.

                  2.2.4 Restricted Stock. Upon commencement of employment, the Company shall grant to Executive 100,000 shares (the "Shares") of the Common Stock of the Company ("Common Stock"). The Shares will be issued pursuant to a stock restriction agreement between the Company and Executive (the "Stock Restriction Agreement"). The Shares shall vest over a two (2) year period as follows: (i) one-half on the first anniversary of the award; and (ii) one-half on the second anniversary of the award.

                  2.2.5 Notwithstanding anything to the contrary in Section 10.1(b) of the Stock Incentive Plan, or any similar provisions of any other stock plan or option plan, 100% of the Options and Shares provided for Executive under this Agreement shall immediately vest in the event of an Approved Transaction.

                  2.3 Annual Bonus. Executive shall be eligible for a discretionary bonus in the form of stock options, up to a maximum amount of 100,000 per year, based upon individual and Company performance.

          3.      Termination.

                  3.1 Termination With Cause or Resignation Without Good Reason.

                  3.1.1 Salary and Benefits. In the event Company terminates Executive's employment with Cause or Executive resigns without Good Reason, Executive shall be paid his Base Salary through the date of termination. He shall not be entitled to any further compensation or benefits except as required by law or the terms of any benefit plans.

                  3.1.2 Options/Shares. In the event Company terminates Executive's employment with Cause or Executive resigns his employment without Good Reason, Executive shall be entitled to all Options and Shares that have vested as of the date of termination, but shall forfeit all unvested Options and Shares.

          3.2     Termination Without Cause or Resignation For Good Reason.

                  3.2.1 Termination Pay. In the event Executive's employment is terminated by Company without Cause or Executive resigns for Good Reason, Company will pay to Executive a termination payment in the sum of $225,000 to be paid to Executive in twelve (12) equal installments in the twelve months immediately following such termination.

                  3.2.2 Options. In the event Executive's employment is terminated by Company without Cause or Executive resigns for Good Reason, 100% of the unvested options shall vest on Executive's final date of employment. All options must be exercised within one (1) year of the termination date.

                  3.2.3 Restricted Stock. In the event Executive's employment is terminated by Company without Cause or Executive resigns for Good Reason, 100% of the unvested Shares shall vest on Executive's final date of employment.

                  3.2.4 Release and Compliance with Obligations. In order to be eligible for any payments, benefits or acceleration of vesting of Options or restricted stock as set forth in Sections 3.2.1, 3.2.2 or 3.2.3, (i) Executive must execute and deliver to Company a general release, in a form reasonably satisfactory to Company, and (ii) as determined by the Company's Board of Directors, must be and remain in compliance in all material respects with his material obligations under this Agreement, including without limitation those set forth in Section 5. In the event the Company's Board of Directors determines, after a full investigation with notice to Executive, that Executive has materially breached his material obligations hereunder, including those in
Section 5, any and all payments or benefits provided for in this Section shall cease immediately.

                  3.3 Cause. For purposes of this Agreement, Cause shall mean that the Board of Directors concludes, in good faith and after reasonable investigation, that: (i) Executive has been convicted of a felony under the laws of the United States or any state or political subdivision thereof; (ii) that Executive willfully engaged in conduct constituting breach of a known fiduciary duty, willful misconduct or recklessness relating to the Company or the performance of Executive's duties or fraud; (iii) that Executive has willfully breached his non-compete, no-solicit or confidentiality obligations in any material respect; (iv) that Executive willfully failed to follow a proper directive of the Company within the scope of Executive's duties (which shall be capable of being performed by Executive with reasonable effort) after written notice referencing this subparagraph, specifying the performance required and Executive's failure to perform within thirty (30) days after such notice.

                  3.4 Good Reason. For purposes of this Agreement, Good Reason shall mean (i) the failure of Company to pay Base Salary or additional compensation or benefits hereunder in accordance with this Agreement, (ii) the assignment to Executive without Executive's prior written consent of responsibilities substantially inconsistent with his title or position, or (iii) the material diminution of Executive's responsibilities or title or authority, or (iv) the relocation of the Company to a location more than fifty (50) miles from Manhattan, provided that before Executive can resign for Good Reason under this Section 3.4, he must provide Company with written notice and a thirty (30) day period in which to cure.

          4.      Approved Transaction.

                  4.1 In the event of an Approved Transaction, 100% of any remaining unvested Options and Shares shall immediately vest. In accordance with
Section 2.2.5 of this Agreement, no Committee shall have the authority to provide Executive with an alternative award in lieu of such Options and Shares without the Executive's express written consent.

                  4.2 In the event Executive is terminated by the Company without Cause or Executive resigns for Good Reason within one hundred eighty
(180) days following an Approved Transaction, he shall be entitled to the greater of (i) the amount equal to his Base Salary for the remainder of the Employment Term or (ii) $225,000, payable in full upon termination.

                  4.3 Release and Compliance with Obligations. In order to be eligible for any acceleration of vesting of Options or Shares as set forth in
Section 4.1 or the cash benefit as set forth in Section 4.2, Executive must (i) execute and deliver to Company a general release, in a form satisfactory to Company, and (ii) as determined by the Board of Directors be and remain in full compliance with his material obligations under this Agreement, including without limitation those set forth in Section 5. In the event that the Board of Directors determines after a full investigation, with notice to Executive, that Executive has breached his material obligations under Section 5, any and all payments or benefits provided for in this Section shall cease immediately.

                  4.4 Approved Transaction. For purposes of this Agreement, an "Approved Transaction" shall mean (i) the approval of the stockholders of (A) any tender offer, consolidation or merger of the Company, or binding share exchange, pursuant to which shares of Common Stock would be changed or converted into or exchanged for cash, securities or other property, other than any such transaction which the common stockholders of the Company immediately prior to such transaction have the same proportionate ownership of the Common

Stock of, and voting power with respect to, the surviving corporation immediately after such transaction, or (B) any tender offer, merger, consolidation or binding share exchange to which the Company is a party as a result of which the persons who are common stockholders of the Company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, (ii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or (iii) any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

          5. Confidentiality; Nonsolicitation; Non-Compete; Confidential Information and Inventions.

                  As a result of Executive's position with the Company, Executive will have access to significant Confidential Information (as defined below) of the Company. In addition, as an inducement for Company, Executive has agreed to impose certain restrictions on his ability to compete with the business of the Company. Executive understands and acknowledges that these restrictions are fair and reasonable given, among other things, the national market for the Company's services and technology. Based on the foregoing, and in consideration thereof and of the payments to be made to Executive by Company pursuant to this Agreement, Executive hereby agrees to the following provisions of this Section 5:

                  5.1 Confidential Information and Inventions Defined. The Company possesses and will in the future possess information that has been, or will be, created, discovered or developed, or has become or will become otherwise known to the Company (including, without limitation, information pertaining to the business of the Company created, discovered, developed or made known by or to Executive during the period of or arising out of Executive's employment by the Company), and/or in which property rights have been or will be assigned or otherwise conveyed to the Company, which information has or will have actual or potential economic value in the business in which the Company is engaged. All of the aforementioned information is hereinafter called "Confidential Information." By way of illustration, but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulae, data, know-how, source and object codes, programs, other works of authorship, improvements, techniques, discoveries, developments and designs (hereinafter collectively referred to as "Inventions") and (b) information regarding plans for research, development, new products or product improvements, marketing and selling, business plans, strategies, budgets, unpublished financial statements, forecasts, licenses, prices and costs, suppliers, customers and information regarding the skills, identity or compensation of other employees of the Company. Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved. Likewise, Confidential Information shall not include information known to Executive prior to the commencement of his term as a director of the Company.

                  5.2 Assignment and Nondisclosure of Confidential Information. All Confidential Information shall be the sole property of the Company and its assigns, and the

Company and its assigns shall be the sole owner of all patents, copyrights, trademarks and other rights in connection therewith. Executive hereby assigns to the Company any rights Executive may have or acquire as a result of his employment in all Confidential Information. At all times, both during Executive's employment by the Company and after its termination, Executive will not acquire any Confidential Information by improper means, Executive will keep in confidence and trust all Confidential Information which Executive may acquire, and Executive will not use or disclose any such Confidential Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive's duties as an employee of the Company.

                  5.3 Return of Confidential Information. In the event of the termination of Executive's employment by Executive or by the Company for any reason, Executive will deliver to the Company all documents and data of any nature pertaining to Executive's work with the Company and will not take with him any documents or data of any description or any reproduction of any description containing or pertaining to any Confidential Information.

                  5.4 Disclosure of Inventions. Executive will promptly disclose to the Company, or any persons designated by it, all Inventions whether or not patentable or copyrightable, made, conceived, reduced to practice, developed, originated or learned by Executive, either alone or jointly with others, either:

                  (a) during the period of Executive's employment which are directly or indirectly related to or useful in the business or industry of the Company or the research or development of the Company, or result from tasks assigned to Executive by the Company or are otherwise within the scope of Executive's responsibilities with the Company, or result from use of facilities, equipment, supplies or premises owned, leased or contracted for by the Company or use or knowledge of Confidential Information; or

                  (b) within six (6) months after termination of Executive's employment which are directly or indirectly conceived as a result of, or are suggested or attributable to, work done by Executive during such employment or result from use or knowledge of Confidential Information.

                  5.5 Works Made for Hire. Executive acknowledges that all original works of authorship that are made by Executive (solely or jointly with others) within the scope of Executive's employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

                  5.6 Assignment of Inventions. Executive agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. Executive hereby assigns to the Company any rights Executive may have or acquire in all Inventions. Executive further agrees as to all Inventions to reasonably cooperate with the Company (but at the Company's expense) in connection with the Company's obtaining and from time to time enforcing patents, copyrights, trademarks and other rights and protections relating to the Inventions in any and all countries, and to that end Executive will execute all documents for use in applying for and obtaining such patents, copyrights, trademarks, and other rights and protections and enforcing the same, as the Company may reasonably request, together with any assignments thereof to the Company or persons designated by it. Executive's obligation to assist the Company in obtaining and enforcing patents, copyrights, trademarks and other rights and protections relating to the Inventions in any and all countries shall continue beyond the termination of Executive's employment, but the Company shall compensate Executive at a reasonable rate after such termination for time actually spent by Executive at the Company's request on such assistance. In the event the Company is unable, after reasonable effort, to secure Executive's signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, for any reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney-in-fact to act for and on Executive's behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Confidential Rights assigned hereunder to the Company.

                  5.7 Former Employer Information. Executive represents that his performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or trust prior or subsequent to the commencement of his employment with the Company, and Executive will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

                  5.8 Third Party Information. Executive recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties, including without limitation, customers and prospective customers, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except in connection with carrying out Executive's work for the Company consistent with the Company's agreement with such third party.

          5.9     Non-Compete.

                  (a) Executive acknowledges and recognizes the highly competitive nature of the Company's business, that access to the Company's confidential records and Confidential Information and his substantial contacts with existing and prospective customers and clients of the Company occurring in the course of and as a result of his employment with the Company renders him special and unique within the Company's industry, and that he will have the opportunity to develop substantial relationships with existing and prospective customers of the Company during the course of and as a result of his employment with the Company. In light of the foregoing, during the term of Executive's employment with the Company and for a period of twelve (12) months after the date of the termination of his employment (the "Restricted Period"), Executive shall not, directly or indirectly, individually or on behalf of any person, company, enterprise or entity not now parties to this Agreement, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, executive, or in any other capacity or relationship, engage in any business or employment, or aid or endeavor to assist any person, business, enterprise or legal entity, which is engaged or is seeking to engage in the Business (a "Competitor"). For purposes of this Agreement, "Business" shall mean a professional services firm providing consulting, design and systems integration related to digital channels. Executive, however, may accept employment with a Competitor the business of which is diversified provided that (i) Executive will not, directly or indirectly, render services or assistance to any part of the Competitor that is in any way engaged in the Business of the Company; and (ii) the Company shall receive, prior to Executive rendering services to or assisting such Competitor, written assurances reasonably satisfactory by the Company from Executive and the Competitor that Executive will not, directly or indirectly, render services or assistance to any part of the Competitor that is in any way engaged in the Business of the Company. For purposes of this Section 5.9(a) only, the Restricted Period shall be reduced to a period of six (6) months following termination of employment in the event Executive resigns for Good Reason.

                  (b) During the Restricted Period, whether such termination is voluntary or involuntary, Executive shall not, without the prior written consent of the Company, on behalf of himself or on behalf of any other person, business, enterprise or entity, (i) directly or indirectly solicit, divert or encourage any of the employees, agents, consultants or representatives to terminate his, her or its relationship with the Company, or hire any such employee, consultant or representative so solicited or encouraged; (ii) directly or indirectly solicit or encourage any of the employees, agents, consultants or representatives of the Company to become employees, agents, representatives or consultants of another business, enterprise or entity; (iii) directly or indirectly on behalf of a Competitor solicit, divert or appropriate or attempt to solicit, divert or appropriate any customers, clients, vendors or distributors of the Company who were (x) customers, clients, vendors or distributors of the Company at the time of the termination of Executive's employment from the Company or during the one (1) year period prior to the termination of Executive's employment with the Company and with whom Executive had contact during his employment with the Company or about whom Executive possessed Confidential Information, or (y) any prospective customers, clients, vendors or distributors at the time of Executive's termination of employment with respect to which the Company has developed or made a sales presentation (or similar offering of services) within the one (1) year period prior to the termination of Executive's employment with the Company and with whom Executive had contact during the period of his employment with the Company or about whom Executive possessed Confidential Information.

                  (c) Executive recognizes and acknowledges that the restrictions and limitations set forth in this Agreement are legitimate and fair in light of his access to Confidential Information, his substantial contacts with customers of the Company and the Company's need to develop and market its services and products. Executive further acknowledges that the customers of the Company are located, or may be located, throughout the world and that a business competitive with the Company may be carried on anywhere as a result of the unique use of Internet, telephonic, technologic and other advanced communications techniques. Therefore, Executive acknowledges that the geographical application of the provisions and restrictions contained in this Agreement are reasonable under the circumstances. Executive further acknowledges that: (i) in the event his employment with the Company terminates for any reason, he will be able to earn a livelihood without violating the foregoing restrictions and (ii) his ability to earn a livelihood without violating such restrictions is a material condition to his employment with the Company.

                  5.10 Injunctive Relief. Executive acknowledges and agrees that
(a) Company will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 5; (b) monetary damages will not be an adequate remedy for any such breach; (c) Company will be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

          6.      Miscellaneous Provisions.

                  6.1 Severability. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforce-able and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                  6.2 Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counter-parts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

                  6.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail or private courier service, postage prepaid, return receipt re-quested or via facsimile (with written confirmation of receipt) as follows:

                  If to the Company, to:

                           K2 Design, Inc.
                           30 Broad Street
                           New York, New York 10004
                           Attention:  Lynn Fantom
                           Telefax No.:  (212) 301-8801

                  Copy to:

                           Brown Raysman Millstein Felder & Steiner LLP
                           120 West 45th Street
                           New York, New York  10036
                           Attention:  Catherine McGrath
                           Telefax No.: (212)840-2429

                  If to Executive, to:

                           Gary W. Brown
                           69 Sun Valley Road
                           Ramsey, New Jersey  07446

                  Copy to:

                           Kaye, Scholer, Fierman, Hays & Handler, LLP
                           425 Park Avenue
                           New York, New York  10022
                           Attention:  Lawrence Darby III


or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

                  6.4 Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by Company and Executive.

                  6.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof and Executive acknowledges and agrees that he is owed no additional compensation other than as set forth in this Agreement.

                  6.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be wholly performed therein without regard to its conflicts or choice of law provisions.

                  6.7 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

                  6.8 Binding Effect; Successors and Assigns. Executive may not delegate his duties or assign his hereunder. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted as-signs.

                  6.9 Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

                  6.10 Arbitration. Except as provided in Section 5 hereof, any dispute arising out or relating to this Agreement shall be resolved by arbitration before one arbitrator under the Employment Dispute Rules of the American Arbitration Association. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement. Nothing in this
Section 6.10 shall limit the right of Company to go to court to obtain injunctive relief for violation of Section 5 hereof.

                  6.11 Continuing Effect. Where the context of this Agreement requires, the respective rights and obligations of the parties shall survive any termination or expiration of the term of this Agreement.


                  IN WITNESS WHEREOF, this Employment Agreement has been executed and delivered by the parties hereto as of the date first above written.


                                              K2, INC.


                                              By: /s/ Lynn Fantom
                                                  --------------------
                                                  Name: Lynn Fantom
                                                  Title: President


                                              EXECUTIVE


                                                  /s/ Gary W. Brown
                                              -----------------------
                                              Gary W. Brown

                                   Schedule A

                             CHIEF OPERATING OFFICER

                      Position Overview and Goals for 2000

Executive Vice President and Chief Operating Officer, Member of the Board of Directors. This senior member of the management team reports directly to the Chief Executive Officer and is responsible for finance and accounting, investor relations, M&A, legal and administration.


The COO acts as chief representative to the investment community.

         2000 Goals

         o Work closely with the Executive Chairman and CEO to extend new K2 positioning to the investment community.

         o Develop strategies related to investor relations; establish and lead proactive communications; develop appropriate pitchbooks.

         o Achieve demonstrable progress in obtaining analyst coverage of the firm

         o Anticipate and manage all inquiries to K2 from shareholders and the investment community; become primary IR voice for firm.

The COO is responsible for implementation of strategic alliances and mergers & acquisitions.

         2000 Goals

         o Work closely with the Executive Chairman and CEO to develop firm's plan for M&A, playing a key role in evaluating potential partners o Play a lead role in merger negotiations

         o        Oversee merger integration planning and implementation

The COO raises capital to finance and grow the company's operations and plays a key role in corporate development.

         2000 Goals

         o        Develop capital plan to support accelerated growth strategy.

         o Seek sources of new capital, assess and implement on accelerated timetable.

The COO directs management of K2's cash and investment portfolios.

         2000 Goals

         o Assess current brokers and financial relationships and strategies, implementing necessary changes.

         o Direct adjustments in current asset allocation, particularly 24/7 investment position.



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                                   Schedule A


The COO oversees finance, supervising the Chief Financial Officer and the accounting staff.

         Direct Report:  Chief Financial Officer

         2000 Goals

         o Enhance operations to ensure monthly revenue projections and variance reporting of revenues and costs.

         o Enhance proactive management of financial reporting to comply with all regulations, to ensure fair and accurate competitive positioning and to represent the public entity accurately to shareholders.

         o Ensure K2 has the best partnerships with law firms and accounting firms for these functions.

         o Evaluate current staff and structure, implementing appropriate changes.

The COO oversees operations, supervising the Director of Operations and all operations staff, including human resources, office administrations and systems administration.

         Direct Report:  VP, Director of Operations

         2000 Goals

         o Spearhead integration of new operations, including facilities, common financial reporting, human resources policies and benefits.

         o        Assess capacity for growth, maintaining a lean SG&A.

         o Oversee assessment of growth potential within current facilities and management of facilities planning.

         o Enhance K2 profitability through intensified improvement of systems and procedures, including overall company record keeping, intranet for knowledge management, time utilization analysis, and recruiting.

         o Oversee the Director of Operations in development of improved master client contracts

         o Oversee and support the Director of Operations in the improvement of human resources function, including management contracts, timely performance evaluations, evaluation of staff compensation, analysis of exit interviews and overall turnover trends, and assessment of benefits package (including Stock Incentive Plans).

         o Lead assessment and development of all company operational policies, as well as communication of standard operating procedures.

         o        Evaluate current staff and structure

The COO may be called upon from time to time to assist in the execution of other tasks and assignments necessary to fulfill his responsibilities.